Exhibit 10.2

November 28, 2022

Anzu Partners LLC

12160 Race Track Road

Suite 250

Tampa, FL 33626

Attn: Daniel J. Hirsch

Re: Nuburu, Inc. - Board Designees

Ladies and Gentlemen:

Reference is made to that certain Business Combination Agreement dated as of August 5, 2022 (the “BCA”) among Tailwind Acquisition Corp. (“Tailwind”), Compass Merger Sub, Inc. and Nuburu, Inc. (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the BCA.

In consideration of the mutual promises and covenants set forth herein, Tailwind, the Company and Anzu Partners LLC (“Anzu”) hereby agree as follows:

1.	Anzu Designee Post-Closing.

(a)            Upon the Effective Time, Tailwind and the Company shall use their respective reasonable best efforts to cause Daniel J. Hirsch (or, if Daniel J. Hirsch is unable to serve as a director of Tailwind at the Effective Time, then another representative designated by Anzu in writing and reasonably acceptable to the Company) to be a member of the SPAC Board as a Class III director pursuant to Section 2.05(b) and Section 7.15(a) of the BCA (such representative, the “Anzu Representative”).

(b)            Subject to Section 1(c) hereof, following the Effective Time, in connection with any vacancy caused by the departure of the Anzu Representative from the SPAC Board (unless Anzu declines in writing to designate a successor nominee), Tailwind shall cause such vacancy to be filled by one designee of Anzu (to be selected by Anzu, with notice of such selection to be delivered in writing to Tailwind, and reasonably acceptable to Tailwind).

(c)            Tailwind’s obligations pursuant to Section 1(b) shall automatically terminate at the close of business on the day on which the initial term of the Class III directors ends.

2.	Representations and Warranties. Each of the parties hereto hereby represents and warrants to each of the other parties hereto as follows:

(a)            The execution and delivery by such party of this letter agreement does not, and the performance of this letter agreement by such party will not, (i) conflict with or violate the governing documents of such party, (ii) conflict with or violate any law applicable to such party, (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any property or asset of such party pursuant to, any material agreement to which such party is bound, or (iv) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental authority, except, with respect to clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults, consents, approvals, authorizations, permits or filings or other occurrences that, individually or in the aggregate, are not reasonably expected to prevent, materially delay or materially impede the performance by such party of its obligations under this letter agreement.

(b)            Such party has all necessary power and authority to execute and deliver this letter agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such party of this letter agreement, the performance by such party of its obligations hereunder and the consummation by such party of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action and no other corporate actions on the part of such party are necessary to authorize this letter agreement or to consummate the transactions contemplated hereby. This letter agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity.

3.	Miscellaneous.

(a)            Sections 10.03, 10.06, 10.07, 10.08 and 10.09 of the BCA shall apply to this letter agreement as if set forth herein, mutatis mutandis.

(b)            For clarity, as between Tailwind and the Company, Tailwind confirm their consent for each other to enter into this letter agreement, notwithstanding any provision of Section 6.01 or Section 6.02 of the BCA that may be interpreted to the contrary.

[Signature page follows]

Very truly yours,

NUBURU, INC.

By:	/s/ Mark Zediker
Name:	Mark Zediker
Title:	Chief Executive Officer

Agreed and Accepted:

TAILWIND ACQUISITION CORP.

By:	/s/ Chris Hollod
Name:	Chris Hollod
Title:	Chief Executive Officer

ANZU PARTNERS LLC

By:	/s/ David Seldin
Name:	David Seldin
Title:	Manager

[Signature Page to Letter Agreement (Board Designee)]